Exhibit 99.1

Northern Oil and Gas, Inc. Provides Second Quarter 2012 Production and Drilling Update
and Provides Oil Derivative Summary

WAYZATA, MINNESOTA — July 11, 2012 — Northern Oil and Gas, Inc. (NYSE MKT: NOG) (“Northern Oil”) today provided a second quarter production and drilling update and oil derivative summary.

PRODUCTION UPDATE

Northern Oil expects to continue providing production updates on a going-forward basis shortly after the end of each fiscal quarter once the majority of quarterly production data becomes available.  Given Northern Oil’s significant inventory of non-operated wells, management believes these continued quarterly updates will be an effective way to supplement the annual guidance previously provided.

Northern Oil expects second quarter 2012 production to increase approximately 20% compared to first quarter 2012, resulting in an average of approximately 10,200 barrels of oil equivalent per day.  During the first two months of the quarter, the weighted average days on production was approximately 52 out of a possible 61 producing days, or approximately 85% of potential producing days.  Preliminary estimates of June’s weighted average days on production appear to be consistent with the first two months of the second quarter.

DRILLING & COMPLETIONS UPDATE

During the second quarter of 2012, Northern Oil had approximately 162 gross (15.8 net) wells completed and placed into production.  As of June 30, 2012, Northern Oil was producing from a total of 955 gross (87.6 net) wells.

As of June 30, 2012, Northern Oil was participating in an additional 150 gross (10.8 net) wells that were drilling, completing or awaiting completion.

DIFFERENTIAL UPDATE

Northern Oil observed differentials tighten from approximately $18.50 per barrel on average in April 2012 to approximately $11.50 per barrel on average in May 2012, and currently expects differentials to average approximately $14 per barrel for the second quarter of 2012.

DERIVATIVES UPDATE

The following table summarizes Northern Oil’s oil derivative contracts, by fiscal quarter:

	COSTLESS COLLARS		SWAPS
Contract Period	Volume (Bbls)	Weighted Average Floor/Ceiling Price (per Bbl)	Volume (Bbls)	Weighted Average Price (per Bbl)
2012:
Q2	377,668	$91.07 - $105.98	270,000	$86.43
Q3	370,313	$91.41 - $107.16	257,500	$97.37
Q4	324,140	$91.42 - $107.31	232,500	$97.61
2013:
Q1	535,550	$89.62 - $104.27	-	-
Q2	496,481	$89.71 - $104.38	-	-
Q3	513,374	$90.29 - $104.72	30,000	$102.30
Q4	487,864	$90.39 - $104.81	30,000	$102.30
2014:
Q1	-	-	120,000	$100.00
Q2	-	-	120,000	$100.00

MANAGEMENT COMMENT

Michael Reger, Chief Executive Officer, commented, “The pace of drilling and completion activity in the Williston Basin has remained strong, and we have now had a total of 29.7 net wells placed into production in the first half of 2012.”

ABOUT NORTHERN OIL AND GAS

Northern Oil and Gas, Inc. is an exploration and production company with a core area of focus in the Williston Basin Bakken and Three Forks play in North Dakota and Montana.

More information about Northern Oil and Gas, Inc. can be found at www.NorthernOil.com.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”).  All statements other than statements of historical facts included in this report regarding our financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements.  When used in this report, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes.  Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond our company’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: oil and gas prices, general economic or industry conditions, nationally and/or in the communities in which our company conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, our access to capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, and other economic, competitive, governmental, regulatory and technical factors affecting our company’s operations, products, services and prices.

We have based these forward-looking statements on our current expectations and assumptions about future events.  While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.

CONTACT:

Investor Relations
Erik Nerhus
952-476-9800